Exhibit (a)(1)(v)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

MIRAMAR LABS, INC.

at

$0.3149 Per Share plus a Contingent Value Right, which Represents the Contractual Right to Receive up to $0.7058 per Share Upon the Achievement of Certain Sales Milestones Relating to the miraDry System, as Described in and Under the Conditions Set Forth in the Contingent Value Rights Agreement,

Pursuant to the Offer to Purchase dated June 26, 2017

by

DESERT ACQUISITON CORPORATION,

a wholly owned subsidiary of

SIENTRA, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 8 A.M.

(EASTERN TIME) ON JULY 25, 2017, UNLESS THE OFFER IS

EXTENDED OR EARLIER TERMINATED.

June 26, 2017

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated June 26, 2017 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) in connection with the offer by Desert Acquisition Corporation, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Sientra, Inc., a Delaware corporation (“Parent”), to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Miramar Labs, Inc., a Delaware corporation (“Miramar”), that are issued and outstanding at a price of $0.3149 per Share, net to the holder thereof, in cash, without interest thereon (less any required withholding) (the “Cash Portion”), plus a contractual contingent value right (a “CVR”), which represents the right to receive a cash payment of $0.0147 per CVR, without interest thereon (less any required withholding), if cumulative net sales of the miraDry® system after the Closing exceed $50,000,000, and another cash payment of $0.6911 per CVR, without interest thereon (less any required withholding), if cumulative net sales of the miraDry® system after the Closing exceed $80,000,000, in each case as described in and under the conditions set forth in the Contingent Value Rights Agreement (the “CVR Agreement”), with a maximum payment of up to $0.7058 per CVR, net to the holder in cash, without interest thereon (less any required withholding) (the “CVR Portion” and together with the Cash Portion, the “Offer Price”), upon the terms and subject to the conditions of the Offer.

THE BOARD OF DIRECTORS OF MIRAMAR HAS RECOMMENDED THAT YOU

TENDER ALL OF YOUR SHARES PURSUANT TO THE OFFER.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the outstanding Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. The Offer Price for the Offer of $0.3149 per Share, net to the holder thereof, in cash, without interest thereon (less any required withholding) (the “Cash Portion”), plus a contractual contingent value right (a “CVR”), which represents the right to receive a cash payment of $0.0147 per CVR, without interest thereon (less any required withholding), if cumulative net sales of the miraDry® system after the Closing exceed $50,000,000, and another cash payment of $0.6911 per CVR, without interest thereon (less any required withholding), if cumulative net sales of the miraDry® system after the Closing exceed $80,000,000, in each case as described in and under the conditions set forth in the Contingent Value Rights Agreement (the “CVR Agreement”), with a maximum payment of up to $0.7058 per CVR, net to the holder in cash, without interest thereon (less any required withholding).

2. The Offer is being made for all outstanding Shares.

3. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of June 11, 2017 (as such may be amended or supplemented from time to time, the “Merger Agreement”), by and among Parent, Purchaser and Miramar, pursuant to which, as soon as practicable following the time Purchaser accepts, for the first time, for payment Shares validly tendered and not validly withdrawn pursuant to the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Purchaser will merge with and into Miramar (the “Merger”), with Miramar continuing as the surviving corporation in the Merger and as a wholly owned subsidiary of Parent (the “Surviving Corporation”). Miramar has granted to Purchaser an irrevocable right (the “Top-Up”), which Purchaser will be deemed to have exercised immediately following the consummation of the Offer, if necessary, to purchase from Miramar a number of additional Shares at a price per Share equal to the Offer Price (the “Top-Up Shares”) equal to the lowest number of Shares that, when added to the Shares already owned by Purchaser (and, if applicable, Parent) following the consummation of the Offer, constituting one Share more than 90% of the Shares, but not less than one share more than 90% of the Shares then outstanding (after giving effect to the Top-Up). If Purchaser and its affiliates own at least 90% of the outstanding Shares following the Offer and the exercise, if any, of the Top-Up, Purchaser will complete the Merger without any vote on the adoption of the Merger Agreement by the holders of Shares through the “short-form” procedures available under applicable provisions of the Delaware General Corporation Law, (the “DGCL”) including Section 253. At the effective time of the Merger (the “Effective Time”), each Share then outstanding (other than any Shares (i) owned by Parent, Purchaser or Miramar or by any direct or indirect wholly owned subsidiary of Parent, Purchaser or Miramar, (ii) irrevocably accepted for purchase pursuant to the Offer (“Accepted Shares”), or (iii) held by a holder who is entitled to demand and who properly and validly demands their statutory rights of appraisal in respect of such Shares in compliance in all respects with Section 262 of the DGCL, and in the case of (i) and (ii), such Shares will be canceled without any consideration paid therefor (other than, for the avoidance of doubt and without duplication, any consideration that remains payable with respect to any such Accepted Shares pursuant to the Offer)) will be automatically converted into the right to receive cash in an amount equal to the Offer Price, without interest thereon (less any required withholding taxes). Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

4. After careful consideration, the board of directors of Miramar has (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of Miramar and its stockholders; (ii) approved and declared it advisable that Miramar enter into the Merger Agreement; (iii) approved and declared advisable the Merger Agreement, the performance by Miramar of its covenants and agreements contained in the Merger Agreement and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained in the Merger Agreement; (iv) agreed that the Merger will be effected under Section 253 of the DGCL; (v) resolved, upon the terms and subject to the conditions set forth in the Merger Agreement, to recommend that Miramar’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer; and (vi) authorized and approved the execution, delivery and performance of the Merger Agreement by Miramar.

5. The Offer and withdrawal rights will expire at 8 a.m. (Eastern time) on July 25, 2017, unless the Offer is extended or earlier terminated in accordance with the terms of the Merger Agreement.

6. The Offer is conditioned upon: (i) there being validly tendered and not validly withdrawn prior to the Expiration Time (as defined below) that number of Shares that, together with the Shares then owned by Parent, Purchaser and their respective controlled affiliates (if any), represent one Share more than 50% of the sum of (A) the total number of Shares outstanding at the time of the expiration of the Offer (not including Shares tendered pursuant to guaranteed delivery procedures for which the underlying Shares have not yet been delivered) plus (B) the aggregate number of Shares issuable to holders of options to purchase Shares (the “Miramar Options”) from which Miramar has received valid notices of exercise (including payment of any applicable exercise price) prior to the expiration of the Offer (and as to which Shares have not yet been issued to such exercising holders of Miramar Options) plus (C) the aggregate number of Shares issuable to holders of warrants to purchase Shares (the “Miramar Warrants”) from which Miramar has received valid notices of exercise (including payment of any applicable exercise price) prior to the expiration of the Offer (and as to which Shares have not yet been issued to such exercising holders of Miramar Warrants; (ii) subject to certain materiality exceptions, the truth and accuracy of certain representations and warranties of Miramar contained in the Merger Agreement; (iii) the absence of a material adverse effect on Miramar, (iv) there shall not have been any legal restraint in effect preventing or prohibiting the consummation of the Offer or the Merger at the time of the expiration of the Offer, (v) there shall not be any pending legal proceeding having authority over Parent, Purchaser or Miramar (A) challenging or seeking to restrain or prohibit the consummation of the Offer or the Merger, (B) seeking to restrain Parent’s ownership or operation of the business of Miramar or Parent, or (C) in connection with the Offer or Merger, that could limit the ability of Parent to exercise full right of ownership of the Shares; (vi) that certain Note Purchase Agreement, dated January 27, 2017, as amended June 11, 2017, by and among Miramar and certain investors named therein, shall not have been amended since the date of the Merger Agreement; and (vii) certain other customary conditions as described in Section 15 of the Offer to Purchase.

7. Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the Expiration Date.

The Offer is not being made to (and no tenders will be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it deems necessary to make the Offer comply with the laws of any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction in compliance with applicable laws.

INSTRUCTION FORM

With Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

MIRAMAR LABS, INC.

at

$0.3149 Per Share plus a Contingent Value Right, which Represents the Contractual Right to

Receive up to $0.7058 per Share Upon the Achievement of Certain Sales Milestones Relating to the

miraDry® System, as Described in and Under the Conditions Set Forth in the Contingent Value

Rights Agreement,

Pursuant to the Offer to Purchase dated June 26, 2017

by

DESERT ACQUISITION CORPORATION,

a wholly owned subsidiary of

SIENTRA, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated June 26, 2017 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, and together with the Offer to Purchase, the “Offer”), in connection with the offer by Desert Acquisition Corporation, a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Sientra, Inc., a Delaware corporation, to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Miramar Labs, Inc., a Delaware corporation, that are issued and outstanding at a price of $0.3149 per Share, net to the holder thereof, in cash, without interest thereon (less any required withholding) (the “Cash Portion”), plus a contractual contingent value right (a “CVR”), which represents the right to receive a cash payment of $0.0147 per CVR, without interest thereon (less any required withholding), if cumulative net sales of the miraDry® system after the Closing exceed $50,000,000, and another cash payment of $0.6911 per CVR, without interest thereon (less any required withholding), if cumulative net sales of the miraDry® system after the Closing exceed $80,000,000, in each case as described in and under the conditions set forth in the Contingent Value Rights Agreement (the “CVR Agreement”), with a maximum payment of up to $0.7058 per CVR, net to the holder in cash, without interest thereon (less any required withholding), upon the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understands and acknowledges that all questions as to the validity, form and eligibility (including time of receipt) and acceptance for payment of any tender of Shares made on behalf of the undersigned will be determined by Purchaser in its sole discretion.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY: SHARES*

The method of delivery of this Instruction Form is at the election and risk of the tendering stockholder. This Instruction Form should be delivered to us in ample time to permit us to submit the tender on your behalf prior to 8 a.m. (Eastern time) on July 25, 2017, unless the Offer is extended or earlier terminated.

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated:
(Signature(s))

(Please Print Name(s))

Address
(Include Zip Code)

Area Code and Telephone No.

Taxpayer Identification or Social Security No.